EXHIBIT 10
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                              Material Contracts


The following is a description of a compensatory plan which provides for incentive bonuses to executive officers and all other officers of the Registrant and its subsidiary bank:


Short-Term Incentive Plan
The Short-Term Incentive Plan (the "Incentive Plan") provides for the payment of additional cash compensation to officers based on the achievement of target levels of return on equity and/or the achievement of individual objectives. Under the Incentive Plan, return on equity is measured against both shareholder expectations, as established by the Registrant's Board of Directors, and the performance of a peer group (the "Incentive Plan Peer Group") in order to provide objective links between performance and pay. The Incentive Plan Peer Group was comprised of 28 financial institutions in 1993, of which approximately 60% are located in the Northeast and 40% are located throughout the rest of the country. The selection of these institutions was based on certain criteria including asset size ($250 million to $1 billion), similar operating lines of business and listing on NASDAQ. The performance measures for the Incentive Plan are set at three levels: threshold - the minimum acceptable return on equity for which incentives will be paid; target range - the return on equity established by the Board of Directors; and maximum - performance surpassing planned objectives.

The target payout for the President is based solely on the return on equity component. The target payout for other participants includes a portion based on the return on equity measurement and a portion based on the achievement of individual performance goals. The total target payout for each officer varies by level of responsibility and ranged from 37% (for the President) to 5% of base salary in 1993. These targets are also adjusted upward or downward by a multiplier which is tied to the performance measure levels (threshold, target range and maximum).

In 1994 the Board of Directors, on the advice of the Consultant, adopted a wider spread between performance levels which will result in the future in a lower payout for substantially exceeding the target range and a somewhat higher payout for meeting the target range, below which nothing is paid.